Exhibit 10.4

HESKA CORPORATION
STOCK INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT

(Management Incentive Plan Award)

THIS AGREEMENT is made as of the _________ day of ____________, 20__ (the “Grant Date”) by and between Heska Corporation (the “Company”) and ________ (the “Executive”), in connection with the Executive’s election to receive a portion of Executive’s _____ award under the _______ Management Incentive Plan (the “MIP”) in the form of Restricted Stock.
In consideration of the mutual covenants and representations herein set forth, the Company and Executive agree as follows:

SECTION 1.	GRANT OF RESTRICTED STOCK.
1.1.    Precedence of Plan. This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Heska Corporation Stock Incentive Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.
1.2.    Grant of Restricted Stock. The Company hereby grants to Executive an aggregate of _________ shares of Restricted Stock (the “Shares”), subject to vesting as provided in Section 2.

SECTION 2.	UNVESTED SHARES SUBJECT TO FORFEITURE.
2.1.    Shares Subject to Forfeiture.
a.    The Shares are subject to vesting requirements as established in connection with the MIP, including the terms and conditions for awards made under the MIP. As described in more detail in the MIP, up to one-hundred percent (100%) of the Shares will vest at the later of (i) the time that payments are made under the MIP (the “Payout Time”) or (ii) one (1) year from the Grant Date, with the amount of Shares vesting determined by dividing _______ percent (____%) of the Executive’s MIP Payout (as defined in the MIP) by $_______ and rounding to the nearest whole Share. Executive shall forfeit all Shares that do not vest at that time.
b.    In the event that (i) the Executive is an active employee of the Company through December 31, ________, and (ii) Executive’s employment with the Company is subsequently terminated because of either (x) Executive’s death or (y) Executive’s Disability, up to one-hundred percent (100%) will vest at the Payout Time as determined by dividing _______ percent (____%) of the Executive’s MIP Payout by $_______ and rounding to the nearest whole Share. Executive shall forfeit all Shares that do not vest at that time.

c.    Except in the case of either (i) a Change in Control, the effect of which is governed by the MIP, or (ii) the circumstances described in Section 2.1(b) above, which is governed by Section 2.1(b), in the event that Executive’s employment with the Company terminates for any reason prior to vesting, Executive will forfeit all right to the Shares, but this forfeiture is not intended to diminish any MIP Payout to which Executive’s designated beneficiary may be entitled, in accordance with the MIP.
2.2.    Restriction on Transfer. Until the Shares are vested, the Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

SECTION 3.	DELIVERY OF COMMON SHARES.
Subject to satisfaction of any tax withholding obligation described in Section 5 below, Shares that are no longer subject to forfeiture will be transferred and delivered to the Executive as soon as administratively practicable after the date on which they vest in accordance with Section 2.1. Upon the vesting of the Shares, the prohibition against the sale or transfer of such Shares will be lifted, and such Shares may be treated as any other Common Shares, subject to any restrictions on transfer that may be applicable under federal securities laws.

SECTION 4.	STOCKHOLDER RIGHTS.
4.1.    Stock Register and Certificates. The Shares will be recorded in the stock register of the Company in the name of Executive. The Shares will be evidenced by one or more stock certificates (which shall remain in the custody of the Company) or will be credited to an electronic book-entry account maintained by the Company on behalf of Executive, and such certificate(s) or book entry (as applicable) will appropriately record the terms, conditions, and restrictions applicable to such Shares. To the extent certificates are issued with respect to the Shares, the Company will retain physical possession of such certificates, and Executive shall deposit with the Company a Stock Assignment Separate from Certificate in the form attached hereto as Attachment 1, endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Shares that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.
4.2.    Exercise of Stockholder Rights. Executive shall have the right to vote the Shares (to the extent of the voting rights of said Shares, if any) and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Shares, except as set forth in this Agreement and the Plan.
4.3.    Dividends and Distributions. Executive will be entitled to receive and retain all regular cash dividends and such other distributions, as the Board may, in its discretion, designate, pay or distribute on such Shares, if and when any such dividends or distributions are payable on Common Shares to shareholders of record after the Grant Date (unless and until the Shares are forfeited). Notwithstanding the foregoing, any such dividends or distributions declared shall be accumulated and paid at the time (and to the extent) that the Shares vest (or forfeited at the time that the Shares are forfeited), but in no event later than two-and-a-half months following the end of the calendar year in which the vesting occurs.

4.4.    Legends. Certificates, if any, representing the Shares will contain the following or other legends in the Company’s discretion:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

SECTION 5.	RESPONSIBILITY FOR TAXES.
5.1.    Section 83(b) Election. Executive may complete and file with the Internal Revenue Service an election pursuant to Code Section 83(b) to be taxed currently on the fair market value of the Shares without regard to the vesting restrictions set forth in this Agreement. Executive shall be responsible for all taxes associated with the acceptance of the transfer of the Shares, including any tax liability associated with the representation of Fair Market Value of the Shares if the election is made pursuant to Code Section 83(b).
5.2.    Withholding. In accordance with Section 12 of the Plan, Executive agrees to make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan under applicable federal, state, local or foreign law. The Company in its discretion may permit Executive to satisfy all or part of Executive’s withholding or income tax obligations by having the Company withhold all or a portion of the Shares that otherwise would be issued to Executive on vesting.

SECTION 6.	RESTRICTIVE COVENANTS.
6.1.    Non-Disclosure and Non-Use of Confidential Information.
a.    Executive shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during Executive’s period of employment with the Company or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him or her, for any reason or purpose whatsoever, nor shall Executive make use of any of the Confidential Information for his or her own purposes or for the benefit of any Person except for the Company, its Subsidiaries and its Affiliates (individually, a “Company Group Member” and collectively, the “Company Group”), except (i) to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to him or her by the Company or (ii) to the extent required to do so by a law or legal process, including a court of competent jurisdiction. Executive shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs contained in the Confidential Information of the Company unless permitted in writing by the Company. Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

b.    For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by Executive during Executive’s period of employment with the Company concerning (i) the business or affairs of the Company Group (or any predecessor thereof) and (ii) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, information on current and prospective independent sales agents, software vendors or partners and sponsor banks, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information.
c.    For the avoidance of doubt, this Section 6.1 does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he or she does not need the prior authorization of the Company to make any such reports or disclosures and that he or she is not required to notify the Company that he or she has made such reports or disclosures.
6.2.    Intellectual Property Rights.
a.    Executive hereby assigns, transfers and conveys to the Company all of his or her right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after Executive’s period of employment with the Company) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after Executive’s period of employment with the Company) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.
b.    For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to actual or anticipated business, operations, research and development of existing or future products or services of the

Company Group and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during Executive’s period of employment with the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on the Annex attached hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on the Annex attached hereto are not related in any way to the Company Group, except as stated therein.
6.3.    Non-Competition. During Executive’s period of employment with the Company Group and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), Executive will not, and will cause Executive’s affiliates not to, directly or indirectly, through or in association with any third party, in North America and any other territory in which the Company’s products are sold (the “Restricted Area”), (1) engage in, sell or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company Group or (2) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company Group Member is selling or providing, other than ownership of one percent (1%) or less of the equity of a publicly-traded company.
6.4.    Non-Solicitation and Non-Interference. During the Restricted Period, Executive will not, and will cause his or her affiliates not to, directly or indirectly through or in association with any third party, (1) call on, solicit or service, engage or contract with or take any action which may interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between any Company Group Member and any current or prospective customer, supplier, distributor, developer, service provider, licensor or licensee, or other material business relation of such Company Group Member, (2) solicit, induce, recruit or encourage any employees of or consultants to the Company Group to terminate their relationship with the Company Group or take away or hire such employees or consultants, (3) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company Group) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company Group or (4) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.
6.5.    Non-Disparagement. Executive will not, in any manner, directly or indirectly, make any oral or written statement to any Person that disparages or places any Company Group Member or any of their respective officers, shareholders, members or advisors, or any member of the Board, in a false or negative light; provided, however, that Executive will not be required to make any untruthful statement or to violate any law.
6.6.    Acknowledgment and Enforcement of Covenants.
a.    Acknowledgment. Executive acknowledges that he or she has become familiar, or will become familiar, with the Company Group Members’ trade secrets and with other confidential and proprietary information concerning the Company Group Members and their respective predecessors, successors, customers and suppliers, and that his or her services are of special, unique and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation on the terms and conditions set forth herein, but for his or her agreements herein (including those set forth in this Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing him or her with additional special knowledge after the Grant Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in this Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, good will, stable workforce and customer relations.
b.    Representations. Without limiting the generality of Executive’s agreement with the provisions of Section 6.6(a), Executive (i) represents that he or she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he or she is fully aware of his or her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company currently conducts business throughout the Restricted Area and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Company and its Affiliates, but Executive nevertheless believes that he or she has received and will receive sufficient consideration as provided hereunder to clearly justify such restrictions which, in any event (given Executive’s education, skills and ability), Executive does not believe would prevent him or her from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to Executive’s detriment.
c.    Severability. The Restrictive Covenants shall be construed as a series of separate covenants, one for each county, city, state or any similar subdivision in any geographic area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
d.    Enforcement. Executive agrees that a breach by him or her of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company or another Company Group Member that would be difficult or impossible to measure, and that damages to the Company or the Company Group Member for any such injury may therefore be an inadequate remedy for any such breach. Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of the Restrictive Covenants, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants if and when final judgment of a court of competent jurisdiction is so entered against Executive. Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following his or her termination of employment with the Company shall be extended by the same amount of time that he or she is in breach of any Restrictive Covenant.
e.    Remedies for Breach. In addition, and not in any way in limitation of the foregoing, in the event of Executive’s breach of any of the Restrictive Covenants:
(i)    Forfeiture of Shares. The Shares (whether vested or unvested) shall immediately be forfeited.
(ii)    Recovery of Shares. The Company shall be entitled to recover any Common Shares acquired upon vesting of the Shares and, if Executive has previously sold any Common Shares acquired upon vesting of the Shares, the Company shall also have the right to recover from Executive the economic value thereof.

SECTION 7.	MISCELLANEOUS.
7.1.    Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Executive to remain in the service of the Company in any capacity, or of the Company to continue Executive’s service in any capacity.
7.2.    Effect on Employee Benefits. Executive agrees that the Award will constitute special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.
7.3.    Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
7.4.    Entire Agreement. This Agreement, including any exhibits, the MIP, and the Plan together constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings of the parties. This Agreement may be amended only as provided in the Plan.
7.5.    No Guarantee of Future Awards. This Agreement does not guarantee Executive the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

7.6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado as applied to contracts between Colorado residents to be wholly performed within the State of Colorado.
7.7.    Counterparts. This Agreement may be signed in two counterparts, each of which will be an original, but both of which will constitute one and the same instrument.
7.8.    Incentive Compensation Recoupment. Notwithstanding anything in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be adopted and/or amended from time to time.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	HESKA CORPORATION
a Delaware corporation

By:
Title:
Address

Attachment 1

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, _____________________, hereby sell, assign and transfer unto  _________ (________ ) shares of the Common Stock of Heska Corporation, standing in my name on the books of said corporation represented by Certificate No. ___________ herewith and do hereby irrevocably constitute and appoint                          to transfer said stock on the books of the within-named corporation with full power of substitution in the premises.

Dated: ____________, 20__ .

Signature:

This Assignment Separate from Certificate was executed in conjunction with the terms of a Restricted Stock Grant Agreement between the above assignor and Heska Corporation, dated __________ __, 20__.

Instruction:	Please do not fill in any blanks other than the signature line.